Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment No. 2 to Form S-4 of Blackstone Products, Inc. (the “Company”) of our report dated March 31, 2022 with respect to our audit of Ackrell SPAC Partners I Co.’s financial statements as of December 31, 2021 and for the year then ended, which includes an explanatory paragraph as to Ackrell SPAC Partners I Co.’s ability to continue as a going concern and an explanatory paragraph as to material misstatement in previously issued financial statements and appears in the Prospectus as part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/S/ UHY LLP

New York, New York

May 17, 2022